TRACTOR SUPPLY COMPANY REPORTS SECOND QUARTER 2024 FINANCIAL RESULTS; UPDATES FISCAL 2024 FINANCIAL OUTLOOK

Brentwood, Tenn., July 25, 2024 - Tractor Supply Company (NASDAQ: TSCO), the largest rural lifestyle retailer in the United States (the “Company”), today reported financial results for its second quarter ended June 29, 2024.

●	Net Sales Increase of 1.5% to $4.25 Billion
●	Comparable Store Sales Decrease of 0.5%
●	Diluted Earnings per Share (“EPS”) of $3.93
●	Company Updates 2024 Financial Outlook

“We are pleased with our second quarter EPS results that were in line with our outlook. My sincere appreciation goes out to our more than 50,000 Team Members for living our Mission and Values every day as we focus on taking care of our customers and each other. The team continued to execute extremely well, upholding the high standards we set for ourselves every day. At the halfway point of the year, we have made significant progress on our Life Out Here strategy. We continue to create more separation between us and our competition, thanks to our Team Members and the meaningful relationships they have with our customers,” said Hal Lawton, President and Chief Executive Officer of Tractor Supply.

Lawton continued, “We are confident that we have the right plans in place to win with our customers given the strength of our second half operational initiatives. We remain excited about the significant market share growth opportunities ahead of us as we focus on the continued creation of long-term value for our shareholders.”

Second Quarter 2024 Results
Net sales for the second quarter of 2024 increased 1.5% to $4.25 billion from $4.18 billion in the second quarter of 2023. The increase in net sales was driven by new store openings, partially offset by the decline in comparable store sales. Comparable store sales decreased 0.5%, as compared to an increase of 2.5% in the prior year’s second quarter, driven by a comparable average transaction count decline of 0.6%, partially offset by a comparable average ticket increase of 0.1%. Comparable store sales results reflect strength in seasonal merchandise including big ticket, partially offset by declines in year-round discretionary categories. As expected, consumable, usable and edible products were modestly negative with positive unit growth offset by average unit price pressure.

Gross profit increased 2.7% to $1.56 billion from $1.51 billion in the prior year’s second quarter, and gross margin increased 43 basis points to 36.6% from 36.2% in the prior year’s second quarter. The gross margin rate increase was primarily attributable to ongoing lower transportation costs along with disciplined product cost management and the continued execution of an everyday low price strategy. These improvements in gross margin rate were partially offset by growth in big ticket categories, which have below chain-average margins.

Selling, general and administrative (“SG&A”) expenses, including depreciation and amortization, increased 4.1% to $994.2 million from $955.4 million in the prior year’s second quarter. As a percentage of net sales, SG&A expenses increased 58 basis points to 23.4% from 22.8% in the second quarter of 2023. The increase in SG&A as a percent of net sales was primarily attributable to planned growth investments, which included the onboarding of a new distribution center and higher depreciation and amortization, as well as modest deleverage of the Company’s fixed costs given the decline in comparable store sales. These factors were partially offset by productivity improvements and strong cost control. During the second quarter of 2024, the Company’s ongoing sale-leaseback strategy benefited SG&A by approximately 12 basis points, net of transaction and repair costs, from the sale of two Tractor Supply locations.

Operating income was $561.5 million in the second quarter of 2024 compared to $559.3 million in the second quarter of 2023.

The effective income tax rate was 22.7% compared to 23.0% in the second quarter of 2023.

Net income increased 0.9% to $425.2 million from $421.2 million. Diluted EPS increased 2.6% to $3.93 compared to $3.83 in the second quarter of 2023.

The Company repurchased approximately 0.5 million shares of its common stock for $139.2 million and paid quarterly cash dividends totaling $118.5 million, returning a total of $257.7 million of capital to shareholders in the second quarter of 2024.

The Company opened 21 new Tractor Supply stores and three new Petsense by Tractor Supply stores in the second quarter of 2024.

Fiscal Year 2024 Financial Outlook
Based on year-to-date performance and its outlook, Tractor Supply is updating its financial guidance. For fiscal year 2024, the Company now expects the following:

	Updated	Previous
Net Sales	$14.8 billion to $15.0 billion	$14.7 billion to $15.1 billion
Comparable Store Sales	(0.5%) to +1.0%	(1.0%) to +1.5%
Operating Margin Rate	9.8% to 10.1%	9.7% to 10.1%
Net Income	$1.08 billion to $1.12 billion	$1.06 billion to $1.13 billion
Earnings per Diluted Share	$10.00 to $10.40	$9.85 to $10.50

Conference Call Information
Tractor Supply Company will hold a conference call today, Thursday, July 25, 2024 at 10 a.m. ET. The call will be webcast live at IR.TractorSupply.com. An investor presentation will be available on the investor relations section of the Company’s website at least 15 minutes prior to the conference call.

Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the webcast.

A replay of the webcast will also be available at IR.TractorSupply.com shortly after the conference call concludes.

About Tractor Supply Company
For more than 85 years, Tractor Supply Company (NASDAQ: TSCO) has been passionate about serving the needs of recreational farmers, ranchers, homeowners, gardeners, pet enthusiasts and all those who enjoy living Life Out Here. Tractor Supply is the largest rural lifestyle retailer in the U.S., ranking 293 on the Fortune 500. The Company’s more than 50,000 Team Members are known for delivering legendary service and helping customers pursue their passions, whether that means being closer to the land, taking care of animals or living a hands-on, DIY lifestyle. In store and online, Tractor Supply provides what customers need – anytime, anywhere, any way they choose at the low prices they deserve.

As of June 29, 2024, the Company operated 2,254 Tractor Supply stores in 49 states. For more information on Tractor Supply, visit www.tractorsupply.com.

Tractor Supply Company also owns and operates Petsense by Tractor Supply, a small-box pet specialty supply retailer providing products and services for pet owners. As of June 29, 2024, the Company operated 205 Petsense by Tractor Supply stores in 23 states. For more information on Petsense by Tractor Supply, visit www.Petsense.com.

Forward-Looking Statements
This press release contains certain forward-looking statements, including statements regarding market share gains, value creation, customer trends, new stores and distribution centers, property development plans, return of capital, and financial guidance for 2024, including net sales, comparable store sales, operating margin rates, net income, earnings per diluted share, capital expenditures and plans, share repurchase, and sale-leaseback transactions. All forward-looking statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, are subject to the finalization of the Company’s quarterly financial and accounting procedures, and may be affected by certain risks and uncertainties, any one, or a combination, of which could materially affect the results of the Company’s operations. Forward-looking statements are usually identified by or are associated with such words as “will,” “would,” “intend,” “expect,” “continue,” “believe,” “anticipate,” “optimistic,” “forecasted” and similar terminology. Actual results could vary materially from the expectations reflected in these statements. As with any business, all phases of our operations are subject to facts outside of our control. These factors include, without limitation, those factors discussed in the “Risk Factors” section of the Company’s Annual Reports or Form 10-K and other filings with the Securities and Exchange Commission, including our upcoming Quarterly Report on Form 10-Q for the quarter ended June 29, 2024, which will describe additional risks relating to the scrutiny of our social and environmental strategies, initiatives and targets and our policies related thereto, which could adversely affect public perception of our business, employee morale, customer or stockholder support and have a material adverse effect on our business, liquidity, financial condition, and/or results of operations. Forward-looking statements made by or on behalf of the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, actual results could differ materially from those reflected by any forward-looking statements. Consequently, all of the forward-looking statements made are qualified by these cautionary statements and those contained in the Company’s Annual Report on Form 10-K, upcoming Quarterly Report on Form 10-Q for the quarter ended June 29, 2024, and other filings with the Securities and Exchange Commission. There can be no assurance that the results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business and operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.

(Financial tables to follow)

Consolidated Statements of Income
(Unaudited)
(in thousands, except per share and percentage data)

	Three Months Ended				Six Months Ended
	June 29, 2024		July 1, 2023		June 29, 2024		July 1, 2023
		% of		% of		% of		% of
		Net		Net		Net		Net
		Sales		Sales		Sales		Sales
Net sales	$4,246,622	100.00%	$4,184,695	100.00%	$7,641,456	100.00%	$7,483,920	100.00%
Cost of merchandise sold	2,690,996	63.37	2,669,926	63.80	4,864,976	63.67	4,799,243	64.13
Gross profit	1,555,626	36.63	1,514,769	36.20	2,776,480	36.33	2,684,677	35.87
Selling, general and administrative expenses	884,903	20.84	853,158	20.39	1,738,338	22.75	1,681,393	22.47
Depreciation and amortization	109,265	2.57	102,279	2.44	213,558	2.79	199,512	2.67
Operating income	561,458	13.22	559,332	13.37	824,584	10.79	803,772	10.74
Interest expense, net	11,612	0.27	12,343	0.30	23,514	0.31	25,023	0.33
Income before income taxes	549,846	12.95	546,989	13.07	801,070	10.48	778,749	10.41
Income tax expense	124,650	2.94	125,755	3.01	177,707	2.33	174,427	2.33
Net income	$425,196	10.01%	$421,234	10.07%	$623,363	8.16%	$604,322	8.07%

Net income per share:
Basic	$3.95		$3.85		$5.78		$5.51
Diluted	$3.93		$3.83		$5.75		$5.47

Weighted average shares outstanding:
Basic	107,730		109,426		107,838		109,735
Diluted	108,235		110,041		108,381		110,411

Dividends declared per common share outstanding	$1.10		$1.03		$2.20		$2.06

Note: Percent of net sales amounts may not sum to totals due to rounding.

Consolidated Statements of Comprehensive Income
(Unaudited)
(in thousands)

	Three Months Ended		Six Months Ended
	June 29, 2024	July 1, 2023	June 29, 2024	July 1, 2023
Net income	$425,196	$421,234	$623,363	$604,322

Other comprehensive (loss) / income:
Change in fair value of interest rate swaps, net of taxes	(1,382)	778	(2,113)	(1,059)
Total other comprehensive (loss) / income	(1,382)	778	(2,113)	(1,059)
Total comprehensive income	$423,814	$422,012	$621,250	$603,263

Consolidated Balance Sheets
(Unaudited)
(in thousands)

	June 29, 2024	July 1, 2023
ASSETS
Current assets:
Cash and cash equivalents	$394,748	$620,031
Inventories	3,000,033	2,660,052
Prepaid expenses and other current assets	244,844	297,191
Total current assets	3,639,625	3,577,274
Property and equipment, net	2,566,723	2,185,476
Operating lease right-of-use assets	3,225,156	2,957,792
Goodwill and other intangible assets	269,520	267,088
Other assets	83,500	45,193
Total assets	$9,784,524	$9,032,823

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,436,520	$1,272,232
Accrued employee compensation	69,920	66,181
Other accrued expenses	557,721	464,267
Current portion of finance lease liabilities	3,405	2,860
Current portion of operating lease liabilities	382,111	317,730
Income taxes payable	94,858	114,194
Total current liabilities	2,544,535	2,237,464
Long-term debt	1,730,467	1,727,504
Finance lease liabilities, less current portion	29,661	32,999
Operating lease liabilities, less current portion	2,980,876	2,762,877
Deferred income taxes	54,418	59,157
Other long-term liabilities	139,235	125,670
Total liabilities	7,479,192	6,945,671

Stockholders’ equity:
Common stock	1,423	1,418
Additional paid-in capital	1,349,198	1,283,589
Treasury stock	(5,717,944)	(5,210,524)
Accumulated other comprehensive income	4,680	10,216
Retained earnings	6,667,975	6,002,453
Total stockholders’ equity	2,305,332	2,087,152
Total liabilities and stockholders’ equity	$9,784,524	$9,032,823

Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Six Months Ended
	June 29, 2024	July 1, 2023
Cash flows from operating activities:
Net income	$623,363	$604,322
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	213,558	199,512
(Gain)/loss on disposition of property and equipment	(4,210)	(474)
Share-based compensation expense	25,124	30,179
Deferred income taxes	(10,712)	30,916
Change in assets and liabilities:
Inventories	(354,179)	34,626
Prepaid expenses and other current assets	(33,345)	(22,439)
Accounts payable	256,717	(126,400)
Accrued employee compensation	(21,558)	(56,795)
Other accrued expenses	19,996	(26,994)
Income taxes	97,319	104,723
Other	5,270	11,145
Net cash provided by operating activities	817,343	782,321
Cash flows from investing activities:
Capital expenditures	(349,818)	(349,586)
Proceeds from sale of property and equipment	18,487	761
Proceeds from Orscheln acquisition net working capital settlement	—	4,310
Net cash used in investing activities	(331,331)	(344,515)
Cash flows from financing activities:
Borrowings under debt facilities	335,000	1,767,000
Repayments under debt facilities	(335,000)	(1,195,000)
Debt discounts and issuance costs	—	(9,729)
Principal payments under finance lease liabilities	(864)	(2,805)
Repurchase of shares to satisfy tax obligations	(22,717)	(23,121)
Repurchase of common stock	(255,756)	(345,653)
Net proceeds from issuance of common stock	28,349	15,252
Cash dividends paid to stockholders	(237,347)	(226,221)
Net cash used in financing activities	(488,335)	(20,277)
Net (decrease)/increase in cash and cash equivalents	(2,323)	417,529
Cash and cash equivalents at beginning of period	397,071	202,502
Cash and cash equivalents at end of period	$394,748	$620,031

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest, net of amounts capitalized	$30,203	$20,462
Income taxes cash paid	89,875	36,226

Supplemental disclosures of non-cash activities:
Non-cash accruals for property and equipment	$61,418	$27,031
Increase of operating lease assets and liabilities from new or modified leases	272,524	260,268
Increase of finance lease assets and liabilities from new or modified leases	—	450

Selected Financial and Operating Information
(Unaudited)

	Three Months Ended		Six Months Ended
	June 29, 2024	July 1, 2023	June 29, 2024	July 1, 2023
Sales Information:
Comparable store sales (decrease)/increase	(0.5)%	2.5%	0.2%	2.3%
New store sales (% of total sales)	2.0%	4.8%	2.0%	4.5%
Average transaction value	$63.46	$63.56	$61.24	$61.44
Comparable store average transaction value (decrease)/increase (a)	0.1%	0.6%	(0.1)%	1.6%
Comparable store average transaction count (decrease)/increase	(0.6)%	1.8%	0.3%	0.7%
Total selling square footage (000’s)	38,383	37,809	38,383	37,809
Exclusive brands (% of total sales)	26.7%	28.0%	28.1%	29.8%
Imports (% of total sales)	10.9%	11.5%	11.0%	11.5%

Store Count Information:
Tractor Supply
Beginning of period	2,233	2,164	2,216	2,147
New stores opened	21	17	38	34
Stores closed	—	—	—	—
End of period	2,254	2,181	2,254	2,181
Petsense by Tractor Supply
Beginning of period	202	189	198	186
New stores opened	3	3	7	6
Stores closed	—	—	—	—
End of period	205	192	205	192
Consolidated end of period	2,459	2,373	2,459	2,373

Pre-opening costs (000’s)	$2,251	$4,878	$4,613	$7,942

Balance Sheet Information:
Average inventory per store (000’s) (b)	$1,138.0	$1,032.9	$1,138.0	$1,032.9
Inventory turns (annualized)	3.64	3.92	3.41	3.57
Share repurchase program:
Cost (000’s) (c)	$140,546	$157,448	$259,089	$354,616
Average purchase price per share	$272.52	$222.42	$254.81	$225.34

(a) Comparable store average transaction value changes include the impact of transaction value changes achieved on the current period change in transaction count.
(b) Assumes average inventory cost, excluding inventory in transit.
(c) Effective January 1, 2023, the Company’s share repurchases are subject to a 1% excise tax as a result of the Inflation Reduction Act of 2022. Excise taxes incurred on share repurchases represent direct costs of the repurchase and are recorded as a part of the cost basis of the shares within treasury stock.
Note: Comparable store metrics percentages may not sum to total due to rounding.

	Three Months Ended		Six Months Ended
	June 29, 2024	July 1, 2023	June 29, 2024	July 1, 2023
Capital Expenditures (millions):
Existing stores	$76.4	$79.1	$134.2	$162.1
New stores, relocated stores and stores not yet opened	58.0	28.3	119.7	61.5
Information technology	35.7	29.2	60.1	51.1
Distribution center capacity and improvements	19.1	54.1	32.2	73.7
Corporate and other	3.4	1.0	3.6	1.2
Total	$192.6	$191.7	$349.8	$349.6